UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                November 9, 2004
                -------------------------------------------------
                Date of Report (Date of earliest event reported):


                            NEW FRONTIER ENERGY, INC.
              -----------------------------------------------------
               (Exact name of registrant as specified in charter)


         Colorado                      0-50472                84-1530098
 ---------------------------       ---------------          ----------------
(State or other jurisdiction      (Commission File         (IRS Employer
     of incorporation)                Number)             Identification No.)


                                  P.O. Box 298
                                  Littleton, CO
                                      80160
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                    (Address of principal executive offices)


                                 (303) 730-9994
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               Registrant's telephone number, including area code:


                            5632 S. Spotswood Street
                              Littleton, CO 80120.
          ------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

     On August 30, 2004, New Frontier Energy, Inc. (the "Company") entered into a loan agreement with Candace McKey ("McKey") pursuant to which the Company borrowed $250,000 (the "Loan"). In connection with the Loan, the Company agreed to amend certain terms of it's Series A Convertible Preferred Stock (the "Series A Preferred Stock") previously issued to Ms. McKey. Effective November 9, 2004, the board of directors of the Company approved an amendment to the Company's Articles of Incorporation to amend the terms of the Series A Preferred Stock to rank in pari passu with respect to the payment of dividends and payments in the event of Liquidation with any shares of its Series B Preferred Stock issued by the Company. McKey, the sole shareholder of the Series A Preferred Stock consented to the amendment of the amended terms of the Series A Preferred Stock.

     In connection with the Loan, the Company agreed to increase the number of stock purchase warrants to purchase the Company's shares of common stock issued in connection with the Series A Convertible Preferred Stock from 6,250 shares to 75,000 shares and to amend certain terms of the warrants, however the specific terms of the exercise of the warrants were not fixed at that time. Also, the terms of the stock purchase warrants for 75,000 shares issued in connection with the Loan were not fixed at that time. Effective November 9, 2004, the Company entered into an agreement to amend the exercise price of the stock purchase warrants issued to McKey in connection with the Series A Preferred Stock from $2.68 to $1.50 per share, amended the term of the warrants to 3 years and amended the conversion price of the Series A from $2.68 per share to $0.65 per share. Furthermore, the Company finalized the terms of the 75,000 share warrant issued in connection with the Loan to a three year term with an exercise price of $1.50 per share.

Item 3.02 Unregistered Sales of Equity Securities.

     On November 16, 2004, the Company issued 60,000 shares of its $0.001 par value common stock to two of its directors in consideration for cancellation of accrued compensation in the amount of $45,000. Such compensation was accrued in the fiscal year ended February 28, 2003 when the directors were also the Company's operating officers. The two directors were the only offerees in connection with this transaction and there were no commissions paid in connection with the issuance of the shares. The Company relied upon section 4(2) of the Securities Act of 1933, as amended for the issuance of the shares to the directors.


Item 3.03 Material Modification to Rights of Security Holders.

     The amendment to the Company's Series A Convertible Preferred Stock as described under Item 1.01 "Material Definitive Agreement" is hereby incorporated by reference in response to this item requirement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal
          Year

     Effective November 1, 2004, the board of directors of the Company approved an amendment to the Company's Articles of Incorporation to provide for the issuance of up to 36,036 shares of Series B 12% Cumulative Convertible Preferred Stock par value $0.001 (the "Series B Preferred"). The Series B Preferred is convertible into shares of common stock of the Company, par value $0.001, at the rate of $0.65 per Share. The Series B Preferred pays a cumulative, preferential cash dividend equal to 12% of the $.65 issue price per year and is payable quarterly in arrears. The Certificate of Preferences, Rights and Limitations of the Series B Preferred is attached hereto as Exhibit 3.1.



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     The amendment to the Company's Articles of Incorporation to modify the terms of its Series A Convertible Preferred Stock as described under "Item 3.03 "Material Modification to Rights of Security Holders" is hereby incorporated by reference in response to this item requirement.

Item 9.01 Financial Statements and Exhibits

     3.1 Certificate of Preferences, Rights and Limitations of the Series B 12% Cumulative Convertible Preferred Stock








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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  November 16, 2004          NEW FRONTIER ENERGY, INC.

                                  By:  /s/ Paul G. Laird
                                       ---------------------------------------
                                       Paul G. Laird, President and
                                       Chief Executive Officer and Director


                                  NEW FRONTIER ENERGY, INC.

                                  By:  /s/ Les Bates
                                       -----------------------------------------
                                       Treasurer, Chief Accounting  and
                                       Financial Officer, Secretary and Director










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